                                                            EXHIBIT 12(d)

                            BANKBOSTON CORPORATION
   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the nine months ended September 30, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                                        Nine Months Ended
                                                          September 30,                    Years Ended December 31,
                                                       -------------------   ----------------------------------------------------
(Dollars in millions)
                                                         1997       1996       1996       1995       1994       1993       1992
                                                       --------   --------   --------   --------   --------   --------   --------
Net income                                              $   645    $   449    $   650    $   678    $   542    $   367    $   338
Extraordinary items, net of tax                                                                           7                   (73)
Cumulative effect of changes in accounting
   principles, net of tax                                                                                          (24)
Income tax expense                                          434        341        483        529        422        262        190
                                                       --------   --------   --------   --------   --------   --------   --------
     Pretax earnings                                    $ 1,079    $   790    $ 1,133    $ 1,207    $   971    $   605    $   455
                                                       ========   ========   ========   ========   ========   ========   ========

Fixed charges:
   Portion of rental expense (net of sublease
     rental income) which approximates the
     interest factor                                    $    29    $    30    $    40    $    38    $    35    $    36    $    37
Interest on borrowed funds                                  783        652        873      1,079      1,038        384        352
Interest on deposits                                      1,233      1,262      1,680      1,791      1,301      1,177      1,640
                                                       --------   --------   --------   --------   --------   --------   --------
         Total fixed charges                            $ 2,045    $ 1,944    $ 2,593    $ 2,908    $ 2,374    $ 1,597    $ 2,029
                                                       ========   ========   ========   ========   ========   ========   ========

Preferred stock dividend requirements                        46         49         65         68         67         61         33
                                                       --------   --------   --------   --------   --------   --------   --------

Total combined fixed charges and
   preferred stock dividend
   requirements                                         $ 2,091    $ 1,993    $ 2,658    $ 2,976    $ 2,441    $ 1,658    $ 2,062
                                                       ========   ========   ========   ========   ========   ========   ========

Earnings (for ratio calculation)
   (Pretax earnings plus
   total fixed charges)                                 $ 3,124    $ 2,734    $ 3,726    $ 4,115    $ 3,345    $ 2,202    $ 2,484
                                                       ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividend requirements                             1.49       1.37       1.40       1.38       1.37       1.33       1.20
                                                       ========   ========   ========   ========   ========   ========   ========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.